James Stafford

James Stafford
Chartered Accountants
Suite 350 - 1111 Melville Street
Vancouver, British Columbia
Canada V6E 3V6
Telephone +1 604 669 0711
Facsimile +1 604 669 0754
* Incorporated professional, James Stafford, Inc.

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation of our report dated 17 July 2009, with respect to the consolidated balance sheets of Rotoblock Corporation as at 30 April 2009 and 2008 and the related consolidated statements of operations, cash flows and changes in stockholders’ equity for the years ended 30 April 2009, 2008 and 2007 on Form 10-K dated 11 August 2009.

 s/ James Stafford
Vancouver, Canada                                                                                                                          Chartered Accountants

11 August 2009